Exhibit 99.1

McDermott Reports Net Income from Continuing Operations of $68.8 Million, $0.29 Per Fully Diluted Share for the 2011 First Quarter

Significant Increase in Revenues and Operating Income Highlight the Quarter

Backlog Remains Strong at $4.8 Billion

HOUSTON--(BUSINESS WIRE)--May 10, 2011--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported income from continuing operations of $68.8 million, or $0.29 per diluted share, for the 2011 first quarter. The results of the 2011 first quarter compare to income from continuing operations of $51.6 million, or $0.22 per diluted share, in the corresponding period of 2010. The results of McDermott’s charter fleet business and The Babcock & Wilcox Company (“B&W”), which was spun-off to McDermott shareholders on July 30, 2010, are excluded from both periods and are classified as discontinued operations. Weighted average common shares outstanding on a fully diluted basis were approximately 236.7 million and 234.8 million in the quarters ended March 31, 2011 and March 31, 2010, respectively.

McDermott’s revenues for the 2011 first quarter were $899.2 million, an increase of 78 percent, compared to $504.9 million in the corresponding period of 2010. The year-over-year increase was primarily due to significant increases in the Asia Pacific and Middle East segments as a result of higher marine activity on large engineering, procurement, construction and installation (“EPCI”) projects, partially offset by lower revenues in the Atlantic segment.

The Company’s operating income was $100.3 million in the 2011 first quarter, compared to $73.2 million in the 2010 first quarter. The year-over-year increase was due to a 148 percent increase in the Middle East segment, partially offset by reduced levels of operating income in the Asia Pacific and Atlantic segments. Although higher revenues provided an overall increase in operating income, the improvement was moderated as McDermott recognized significantly less income from change orders, settlements and close-outs in the first quarter of 2011 as compared to the 2010 period.

“McDermott delivered solid results in the 2011 first quarter which represents a positive start to the year,” said Stephen M. Johnson, Chairman of the Board, President and Chief Executive Officer of McDermott. “The offshore EPCI markets we serve continue to be robust, our backlog remains strong, we’ve executed well and our healthy balance sheet provides a firm foundation to pursue growth.”

The Company’s other expense for the first quarter of 2011 increased to $5.0 million, from $1.1 million in the first quarter of 2010, primarily due to non-cash foreign currency expense.

At March 31, 2011, the Company’s backlog was $4.8 billion, compared to $4.1 billion and $5.0 billion at March 31, 2010 and December 31, 2010, respectively.

Balance Sheet Summary

As of March 31, 2011, McDermott reported total assets of almost $2.6 billion. Included in this amount was approximately $741.4 million of cash, restricted cash and investments. Net working capital, calculated as current assets less current liabilities, was $483.8 million. Additionally, total equity was over $1.6 billion, or 62% of total assets, with total debt of $65.1 million.

Discontinued Operations

For the first quarter of 2011, McDermott recorded net income from discontinued operations of $1.7 million, or $0.01 per diluted share, derived from its charter fleet business which is held for sale. Including the results of discontinued operations, total net income attributable to McDermott was $70.4 million, or $0.30 per diluted share, for the 2011 first quarter.

OTHER INFORMATION

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national and major energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include more than 15,000 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, the conditions of the EPCI markets and future growth. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog and changes in the scope or timing of contracts. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and quarterly reports on Form 10-Q. This news release reflects management’s views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Conference Call to Discuss First Quarter 2011 Earnings Release

Date: Wednesday, May 11, 2011, at 10:00 a.m. ET (9:00 a.m. CT)

Live Webcast: Investor Relations section of Web site at www.mcdermott.com

Replay: Available for 2 weeks in the investor relations section of www.mcdermott.com

McDERMOTT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
	(In thousands, except share and per share amounts)

Revenues	$899,240	$504,882

Costs and Expenses:
Cost of operations	747,225	379,206
Gain on asset disposals and impairments – net	(225)	(2,080)
Selling, general and administrative expenses	55,369	51,138

Total costs and expenses	802,369	428,264

Equity in Income (Loss) of Unconsolidated Affiliates	3,427	(3,431)

Operating Income	100,298	73,187

Other Income (Expense):
Interest income	449	490
Interest expense	—	(162)
Other expense – net	(5,403)	(1,450)

Total other expense – net	(4,954)	(1,122)

Income from continuing operations before provision for income taxes and noncontrolling interest	95,344	72,065

Provision for Income Taxes	22,579	12,239

Income from continuing operations before noncontrolling interest	72,765	59,826

Loss on disposal of discontinued operations	—	(24,202)
Income from discontinued operations, net of tax	1,662	32,581

Total income from discontinued operations, net of tax	1,662	8,379

Net Income	74,427	68,205

Less net income attributable to noncontrolling interest	(4,007)	(8,264)

Net Income Attributable to McDermott International, Inc.	$70,420	$59,941

McDERMOTT INTERNATIONAL, INC.
EARNINGS PER SHARE COMPUTATION

	Three Months Ended March 31,
	2011	2010
	(Unaudited) (In thousands, except shares and per share amounts)
Basic:
Income from continuing operations less noncontrolling interest	$68,758	$51,562
Income from discontinued operations, net of tax	1,662	8,379

Net income attributable to McDermott International, Inc.	$70,420	$59,941

Weighted average common shares	233,841,075	230,824,301

Basic earnings per common share:
Income from continuing operations less noncontrolling interest	$0.29	$0.22
Income from discontinued operations, net of tax	$0.01	$0.04
Net income attributable to McDermott International, Inc.	$0.30	$0.26

Diluted:
Weighted average common shares (basic)	233,841,075	230,824,301

Effect of dilutive securities:
Stock options, restricted stock and performance shares	2,904,503	3,928,734

Adjusted weighted average common shares	236,745,578	234,753,035

Diluted earnings per common share:
Income from continuing operations less noncontrolling interest	$0.29	$0.22
Income from discontinued operations, net of tax	$0.01	$0.04
Net income attributable to McDermott International, Inc.	$0.30	$0.26

SUPPLEMENTARY DATA

	Three Months Ended March 31,
	2011	2010
	(Unaudited) (In thousands)
Pension expense	$6,153	$6,473
Depreciation & amortization expense	20,525	18,787
Capital expenditures	63,986	48,412
Backlog	$4,764,005	$4,092,566

McDERMOTT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(Unaudited)
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$209,207	$403,463
Restricted cash and cash equivalents	206,354	197,861
Investments	257,584	209,463
Accounts receivable—trade, net	297,269	323,497
Accounts receivable—other	37,607	28,447
Contracts in progress	122,198	65,853
Deferred income taxes	12,426	10,323
Assets held for sale	14,220	10,161
Other current assets	47,972	36,570

Total Current Assets	1,204,837	1,285,638

Property, Plant and Equipment	1,789,093	1,720,040
Less accumulated depreciation	824,107	804,471

Net Property, Plant and Equipment	964,986	915,569

Assets Held for Sale	78,148	77,150

Investments	68,211	75,742

Goodwill	41,202	41,202

Investments in Unconsolidated Affiliates	48,459	45,016

Other Assets	164,508	158,371

Total Assets	$2,570,351	$2,598,688

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$8,001	$8,547
Accounts payable	281,331	252,974
Accrued liabilities	280,956	286,831
Advance billings on contracts	62,336	250,053
Deferred income taxes	14,971	12,849
Income taxes payable	50,370	32,851
Liabilities associated with assets held for sale	23,028	20,902

Total Current Liabilities	720,993	865,007

Long-Term Debt	57,091	46,748

Self-Insurance	36,179	35,655

Pension Liability	54,598	52,831

Other Liabilities	97,862	86,180

Commitments and Contingencies

Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 241,912,337 and 240,791,473 shares at March 31, 2011 and December 31, 2010, respectively	241,912	240,791
Capital in excess of par value	1,363,335	1,357,316
Retained earnings	170,793	100,373
Treasury stock, at cost, 7,159,192 and 6,906,262 shares at March 31, 2011 and December 31, 2010, respectively	(92,218)	(85,735)
Accumulated other comprehensive loss	(148,559)	(163,717)

Stockholders’ Equity—McDermott International, Inc.	1,535,263	1,449,028
Noncontrolling interest	68,365	63,239

Total Equity	1,603,628	1,512,267

Total Liabilities and Equity	$2,570,351	$2,598,688

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
	(In thousands)
Cash Flows From Operating Activities:
Net income	$74,427	$68,205
Income from discontinued operations, net of tax	(1,662)	(8,379)

Income from continuing operations	72,765	59,826
Non-cash items included in net income:
Depreciation and amortization	20,525	18,787
Equity in (income) loss of unconsolidated affiliates	(3,427)	3,431
Gains on asset disposals and impairments—net	(225)	(2,080)
Benefit from deferred taxes	(6,929)	(2,497)
Pension costs	6,153	6,473
Other non-cash items	4,368	13,084
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	17,045	62,206
Net contracts in progress and advance billings on contracts	(244,062)	(25,758)
Accounts payable	23,947	(104,169)
Accrued and other current liabilities	39,311	3,863
Pension liability and accrued postretirement and employee benefits	(41,546)	(55,295)
Other	20,038	(16,590)

Net Cash Used In Operating Activities—Continuing Operations	(92,037)	(38,719)

Cash Flows From Investing Activities:
Increase in restricted cash and cash equivalents	(8,493)	(23,498)
Purchases of property, plant and equipment	(63,986)	(48,412)
Net (increase) decrease in available-for-sale securities	(39,808)	48,408
Other investing activities, net	218	2,459

Net Cash Used In Investing Activities—Continuing Operations	(112,069)	(21,043)

Cash Flows From Financing Activities:
Payment of debt	(2,158)	(2,176)
Increase in debt	11,837	-
Other financing activities, net	57	1,246

Net Cash Provided By (Used In) Financing Activities—Continuing Operations	9,736	(930)

Effects of exchange rate changes on cash and cash equivalents	114	435

Net decrease in cash and cash equivalents	(194,256)	(60,257)

Cash and cash equivalents at beginning of period	403,463	428,298

Cash and cash equivalents at end of period—Continuing Operations	$209,207	$368,041

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Jay Roueche, 281-870-5462
Vice President
jroueche@mcdermott.com
or
Robby Bellamy, 281-870-5165
Director
rbellamy@mcdermott.com
or
Trade and General Media:
Louise Denly, 281-870-5025
Director, Corporate Communications
ldenly@mcdermott.com